As filed with the Securities and Exchange Commission on July 25, 2017.
Registration No. 333-214121

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIRAMAR LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3841	80-0884221
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2790 Walsh Avenue
Santa Clara, California 95051
(408) 579-8700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Michael Kleine
Chief Executive Officer
Miramar Labs, Inc.
2790 Walsh Avenue
Santa Clara, California 95051
(408) 579-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip H. Oettinger Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 565-3564
 Approximate date of commencement of proposed sale to the public: Not applicable
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the Registration Statement of Miramar Labs, Inc. (the “Company”) on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on October 14, 2016, amended on November 23, 2016, January 9, 2017 and January 30, 2017, and declared effective on February 1, 2017 (Registration No. 333-214121) (the “Registration Statement”), pertaining to the registration for resale by the selling stockholders named therein of 9,148,878 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company.
On June 11, 2017, the Company, Sientra, Inc., a Delaware corporation (“Parent”), and Desert Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, on June 26, 2017, Purchaser commenced a cash tender offer to acquire all of the outstanding shares of the Company’s common stock (the “Offer”). Following the consummation of the Offer, on July 25, 2017, Purchaser merged with and into the Company (the “Merger”) and the Company became a wholly owned subsidiary of Parent. As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.
In connection with the consummation of the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on July 25, 2017.

MIRAMAR LABS, INC.

By:	/s/ Robert Michael Kleine
Robert Michael Kleine
Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.